Exhibit 99.1

Wits Basin Provides Update on China Transaction

Wednesday, January 14, 2009 10:17am

MINNEAPOLIS--(BUSINESS WIRE)--Wits Basin Precious Minerals Inc. (OTCBB: WITM) announced today that China Global Mining Resources (BVI) Limited (CGMR), has entered into and funded two escrow arrangements in the People’s Republic of China in connection with the acquisition of Xiaonanshan Mining Co., Ltd. CGMR is a 50/50 joint venture entity formed with London Mining Plc for the purposes of acquiring three iron ore mining companies in the PRC: Xiaonanshan Mining, Nanjing Sudan Mining Co., Ltd., and Maanshan Zhaoyuan Mining Co., Ltd. The parties expect the funding of two escrow accounts associated with the Nanjing Sudan Mining Co. acquisition to take place later this week. The parties intend to complete the acquisition of Maanshan Zhaoyuan Mining Co. at a later date.

The escrow accounts associated with the Xiaonanshan Mining acquisition are in the aggregate amount of US$7.3 million. They were funded by CGMR through a loan received from London Mining that will convert into London Mining's subscription for 50 percent of CGMR's equity upon completion of the acquisitions of the PRC mining properties. CGMR's entry into, and funding of, escrow represents a significant step towards CGMR's completion of the acquisition of Xiaonanshan Mining. The completion of the acquisitions of the PRC properties remains subject to certain closing conditions, including the receipt of certain business licenses and permits relating to the transfer and the operation of the mining properties.

About London Mining Plc

London Mining Plc is incorporated and registered in the United Kingdom and is developing mines to supply the global steel industry. The Company has iron ore and coal mining development projects located in Saudi Arabia, Greenland, South Africa, Sierra Leone, and Mexico. It has total iron ore resources of 1.3 billion tonnes containing an estimated 459,000 metric tonnes of iron. In 2007, London Mining raised over US$185 million to advance iron ore production from its projects. In August 2008 London Mining sold its Brazilian operation to Arcelor Mittal for US$810 million and announced a return to shareholders of GBP220 million with the balance of funds received allocated to existing and new projects.

London Mining is listed on the Oslo Axess, a marketplace regulated by the Oslo Stock Exchange. The company trades under the Reuters symbol LOND.OL and Bloomberg symbol LOND:NO. For more information about the company and its operations, please visit their website at www.londonmining.co.uk.

# # #

About Wits Basin Precious Minerals Inc.: Wits Basin is a minerals exploration and development company holding interests in three exploration projects and currently does not claim to have any mineral reserves on any project. Its common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM." To find out more about Wits Basin Precious Minerals Inc. (OTCBB:WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors: Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to the Company and its subsidiaries, and include, among others, the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing; and other risks and uncertainties described in the Company's filings from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Contact:
Wits Basin Precious Minerals Inc.
Chairman H. Vance White, 866-214-9486
CEO Stephen King, 612-490-3419
Lighthouse Communications, 866-739-0390 or info@lhcom.bz